Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or investorrelations@kbhome.com

KB HOME ELECTS ARTHUR R. COLLINS TO ITS BOARD OF DIRECTORS

LOS ANGELES (October 13, 2020) - KB Home (NYSE: KBH) today announced the election of Arthur R. Collins to its Board of Directors on October 8, 2020. Mr. Collins was also appointed to the board’s Audit and Compliance Committee.

“Art is an accomplished business leader and strategic thinker, who is highly regarded for his expertise in public affairs and public policy, which we believe will meaningfully enhance the existing capabilities of our Board,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer. “We look forward to Art’s insights and valuable perspective, which we are confident will be beneficial to us as we continue to execute on our balanced approach of expanding our scale while increasing our returns.”

Mr. Collins is Founder and Managing Partner of theGROUP, a government relations and strategic communications consulting firm based in Washington, D.C. He has more than 30 years of experience advising corporate leaders, heads of state and their governments, and non-profit executives and their boards across a broad range of matters, including financial services, trade, energy, information technology, healthcare, consumer products, agriculture, transportation, manufacturing and national security. He currently serves on the board of directors of RLJ Lodging Trust, a NYSE-listed real estate investment trust. In addition, he serves as Vice Chair of the Brookings Institution Board of Trustees and Chairman of the Morehouse School of Medicine Board of Trustees.

About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States and has been building quality homes for over 60 years. Today, KB Home operates in 42 markets across eight states, serving a wide array of buyer groups. What sets us apart is how we give our customers the ability to personalize their homes from homesites and floor plans to cabinets and countertops, at a price that fits their budget. We are the first builder to make every home we build ENERGY STAR® certified. In fact, we go beyond the EPA requirements by ensuring every ENERGY STAR certified KB home has been tested and verified by a third-party inspector to meet the EPA’s strict certification standards, which help to lower the cost of ownership and to make our new homes healthier and more comfortable than new ones without certification. We also work with our customers every step of the way, building strong personal relationships so they have a real partner in the homebuying process, and the experience is as simple and easy as possible. Learn more about how we build homes built on relationships by visiting kbhome.com.
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